CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Discovery Fund in the John Hancock Growth Funds Prospectus and "Independent Auditors" in the John Hancock Discovery Fund Class A and Class B Shares Statement of Additional Information in the Post-Effective Amendment No. 17 to Registration Statement (Form N-1A No. 33-29438) dated March 1, 1997.

We also consent to the incorporation by reference therein of our report dated December 10, 1996, with respect to the financial statements and financial highlights of the John Hancock Discovery Fund (one of the portfolios constituting John Hancock Investment Trust IV) in the Form N-1A.



                                                       /s/ERNST & YOUNG LLP
                                                       ERNST & YOUNG LLP



Boston, Massachusetts
February 24, 1997